Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Hotline:	(608) 458-4040
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2024 RESULTS

•Third quarter GAAP earnings per share was $1.15 in 2024, compared to $1.02 in 2023
•2024 earnings guidance narrowed to a range of $2.99 - $3.06 per share
•Provided 2025 earnings guidance range of $3.15 - $3.25 per share and 2025 annual common stock dividend target of $2.03
•Forecasted 2025 - 2028 capital expenditures of $11 billion in aggregate

MADISON, Wis. - October 31, 2024 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) for the three months ended September 30 as follows:

	GAAP EPS		Non-GAAP EPS
	2024	2023	2024	2023
Utilities and Corporate Services	$1.20	$1.11	$1.20	$1.11
American Transmission Company (ATC) Holdings	0.04	0.03	0.04	0.03
Non-utility and Parent	(0.09)	(0.12)	(0.09)	(0.09)
Alliant Energy Consolidated	$1.15	$1.02	$1.15	$1.05

“We continue to deliver solid financial and operational results while executing our customer-focused strategy,” said Lisa Barton, Alliant Energy President and CEO. “We anticipate we will be able to offset a majority of the 2024 negative temperature impacts on earnings, as reflected in our 2024 revised earnings guidance. The introduction of our 2025 earnings guidance, and reiteration of our long-term earnings growth range of 5% to 7% reinforces the consistent performance and predictable long-term growth of the company. We have experienced strong interest from data centers in our service territory and will be providing an update on our progress to date, along with an updated load forecast.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $1.20 per share of GAAP EPS in the third quarter of 2024, which was $0.09 per share higher than the third quarter of 2023. The primary drivers of higher EPS were higher revenue requirements from capital investments at WPL and the timing of income taxes. These items were partially offset by higher financing and depreciation expenses, and estimated temperature impacts on retail electric and gas sales.

Earnings Adjustments - Non-GAAP EPS for the three months ended September 30, 2023 excludes $0.03 per share of charges related to remeasurement of deferred tax assets due to Iowa state income tax rate changes for Alliant Energy’s Non-utility and Parent. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Estimated Temperature Impacts - Temperatures had a minimal impact on Alliant Energy’s retail electric and gas sales in the third quarter of 2024. Temperatures resulted in an increase of $0.02 per share in the third quarter of 2023. The estimated year-to-date impact of temperatures on EPS compared to normal temperatures is a $0.10 and $0.02 per share loss in 2024 and 2023, respectively.

Details regarding GAAP EPS variances between the third quarters of 2024 and 2023 for Alliant Energy are as follows:

Variance
Revenue requirements from capital investments at WPL	$0.17
Higher depreciation expense	(0.05)
Higher financing expense	(0.04)
Iowa state income tax rate change - 2023	0.03
Timing of income tax expense	0.02
Estimated temperature impacts on retail electric and gas sales - 2023	(0.02)
Other	0.02
Total	$0.13

Revenue requirements from capital investments at WPL - In December 2023, WPL received an order from the Public Service Commission of Wisconsin authorizing annual base rate increases of $49 million and $13 million for its retail electric and gas rate review covering the 2024/2025 Test Period. WPL recognized a $0.17 per share increase in the third quarter of 2024 due to higher revenue requirements from increasing rate base, including investments in solar generation and battery storage.

Timing of income taxes - Income tax expense is recorded each quarter based on an estimated annual effective tax rate and the proportion of full year earnings generated each quarter, which causes fluctuations in the amount of tax expense quarter-over-quarter. The income tax expense timing resulted in higher earnings of $0.15 per share in the third quarter of 2024 compared to higher earnings of $0.13 per share in the third quarter of 2023. The income tax expense timing variance will reverse by the end of the year.

Iowa state income tax rate changes - 2023 - Pursuant to Iowa tax reform enacted in 2022, in September 2023, the Iowa Department of Revenue announced an Iowa corporate income tax rate of 7.1%, effective January 1, 2024. The announced changes in the corporate income tax rate resulted in a non-GAAP charge of $8 million or $0.03 per share in the third quarter of 2023. These charges were recorded to income tax expense related to the remeasurement of deferred income tax assets at the Non-utility and Parent operations.

2024 Earnings Guidance

Alliant Energy is narrowing its EPS guidance as follows.

	Revised	Previous
Alliant Energy Consolidated	$2.99 - $3.06	$2.99 - $3.13

Drivers for Alliant Energy’s 2024 EPS guidance include, but are not limited to:
•Ability of IPL and WPL to earn their authorized rates of return
•Normal temperatures in its utility service territories
•Constructive and timely regulatory outcomes from regulatory proceedings
•Stable economy and resulting implications on utility sales
•Execution of capital expenditure and financing plans
•Execution of cost controls
•Consolidated effective tax rate of (15%)

The 2024 earnings guidance does not include any recorded or future material, nonrecurring adjustments to earnings such as the impacts of any material non-cash valuation adjustments (such as the asset retirement obligation charge for steam assets at IPL of $0.06 per share), regulatory-related charges or credits (such as the asset valuation charge for IPL’s Lansing Generating Station of $0.17 per share), reorganizations or restructurings (such as the voluntary employee separation program being executed in the fourth quarter of 2024), future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, changes in credit loss liabilities related to guarantees, pending lawsuits and disputes, settlement charges related to pension and other postretirement benefit plans, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

2025 Earnings Guidance

Alliant Energy is issuing EPS guidance for 2025 of $3.15 - $3.25. Assumptions for Alliant Energy’s 2025 EPS guidance include, but are not limited to:
•Ability of IPL and WPL to earn their authorized rates of return
•Normal temperatures in its utility service territories
•Stable economy and resulting implications on utility sales
•Successful execution, including achievement of in-service dates, of capital expenditure plans, including renewable energy and battery storage projects
•Successful execution of cost controls and financing plans
•Consolidated effective tax rate of (28%)

The 2025 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances including further corporate tax rate changes in Iowa, changes in credit loss liabilities related to guarantees, pending lawsuits and disputes, settlement charges related to pension and other postretirement benefit plans, federal and state income tax audits and other Internal Revenue Service proceedings, impacts from changes to the authorized return on equity for ATC LLC, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

“We will continue to execute on our purpose-driven strategy in 2025, continuing to invest in reliable, resilient, affordable and cleaner energy resources as we transform the generation fleet, meet the growing demand for energy and adapt to evolving energy market conditions. Our 15 year track record of 5% to 7% long-term growth continues with our 2025 earnings guidance of $3.15 - $3.25 per share,” said Barton. “Looking ahead, we expect data center growth to be a key driver of our load forecast and we are well positioned to serve this demand.”

2025 Annual Common Stock Dividend Target

Alliant Energy has increased its 2025 expected annual common stock dividend target to $2.03 per share from the current annual common stock dividend target of $1.92 per share, a 6% increase. Payment of the 2025 quarterly dividend is subject to the actual dividend declaration by the Board of Directors each quarter, which is expected in January 2025 for the first quarter dividend.

Projected Capital Expenditures

Alliant Energy has updated its projected capital expenditures for 2024 through 2028 (in millions). The projected capital expenditures exclude AFUDC and capitalized interest, if applicable. Cost estimates represent Alliant Energy’s estimated portion of total construction expenditures.

	2024	2025	2026	2027	2028
Generation:
Renewables and battery storage projects	$915	$800	$1,115	$1,325	$1,340
Gas projects	90	390	570	780	655
Other	120	130	120	55	55
Distribution:
Electric systems	615	585	570	560	580
Gas systems	80	80	85	85	85
Other	205	220	220	215	245
Total Capital Expenditures	$2,025	$2,205	$2,680	$3,020	$2,960

Earnings Conference Call

A conference call to review the third quarter 2024 results is scheduled for Friday, November 1, 2024 at 9 a.m. central time. Alliant Energy President and Chief Executive Officer Lisa Barton, and Executive Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 800-343-4136 (Toll-Free) or 203-518-9814 (International), passcode ALLIANT. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. An archive of the webcast will be available on the Company’s website at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy, whose core purpose is to serve customers and build stronger communities, is an energy-services provider with utility subsidiaries serving approximately 1,000,000 electric and 425,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s website at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, capacity costs, deferred expenditures, deferred tax assets, tax expense, interest expense, capital expenditures, marginal costs to service new customers, and remaining costs related to electric generating units (EGUs) that have been or may be permanently closed and certain other retired assets, environmental remediation costs, and decreases in sales volumes, as well as earning their authorized rates of return, payments to their parent of expected levels of dividends, and the impact of rate design on current and potential customers and demand for energy in their service territories;
•weather effects on utility sales volumes and operations;
•the impact of IPL’s retail electric base rate moratorium;
•IPL’s and WPL’s ability to obtain rate relief to allow for the return on costs of solar generation projects that exceed initial cost estimates;
•the direct or indirect effects resulting from cybersecurity incidents or attacks on Alliant Energy, IPL, WPL, or their suppliers, contractors and partners, or responses to such incidents;
•the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;
•economic conditions and the impact of business or facility closures in IPL’s and WPL’s service territories;
•the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and operating income;
•the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;
•changes in the price of delivered natural gas, transmission, purchased electric energy, purchased electric capacity, and delivered coal, particularly during elevated market prices, and any resulting changes to counterparty credit risk, due to shifts in supply and demand caused by market conditions, regulations and Midcontinent Independent System Operator, Inc.’s (MISO’s) seasonal resource adequacy process;
•the ability to obtain regulatory approval for construction projects with acceptable conditions;
•the ability to complete construction of renewable generation and storage projects by planned in-service dates and within the cost targets set by regulators due to cost increases of and access to materials, equipment and commodities, which could result from tariffs, duties or other assessments, such as any additional tariffs resulting from U.S. Department of Commerce investigations into and any decisions made regarding the sourcing of solar project materials and equipment from certain countries, labor issues or supply shortages, the ability to successfully resolve warranty issues or contract disputes;
•the ability to achieve the expected level of tax benefits based on tax guidelines, timely in-service dates, project costs and the level of electricity output generated by qualifying generating facilities, and the ability to efficiently utilize the renewable generation and storage project tax benefits to achieve IPL’s authorized rate of return and for the benefit of IPL’s and WPL’s customers;
•the impacts of changes in the tax code, including tax rates, minimum tax rates, adjustments made to deferred tax assets and liabilities, and changes impacting the availability of and ability to transfer renewable tax credits;
•the ability to utilize tax credits generated to date, and those that may be generated in the future, before they expire, as well as the ability to transfer tax credits that may be generated in the future at adequate pricing;
•the ability to provide sufficient generation and the ability of ITC Midwest LLC and ATC LLC to provide sufficient transmission capacity for potential load growth;
•the ability of potential large load growth customers to timely construct new facilities;
•disruptions to ongoing operations and the supply of materials, services, equipment and commodities needed to construct capital projects, which may result from geopolitical issues, supplier manufacturing constraints, regulatory requirements, labor issues or transportation issues, and thus affect the ability to meet capacity requirements and result in increased capacity expense;
•inflation and higher interest rates;
•the future development of technologies related to electrification, and the ability to reliably store and manage electricity;
•federal and state regulatory or governmental actions, including the impact of legislation, and regulatory agency orders and changes in public policy, including the potential repeal of the Inflation Reduction Act of 2022;
•employee workforce factors, including the ability to hire and retain employees with specialized skills, impacts from employee retirements, changes in key executives, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;
•disruptions in the supply and delivery of natural gas, purchased electricity and coal;
•changes to the creditworthiness of, or performance of obligations by, counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;
•the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;
•impacts that terrorist attacks may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities, or on the operations of Alliant Energy’s investments;
•any material post-closing payments related to any past asset divestitures, including the transfer of renewable tax credits, which could result from, among other things, indemnification agreements, warranties, guarantees or litigation;
•continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•changes to MISO’s resource adequacy process establishing capacity planning reserve margin and capacity accreditation requirements that may impact how and when new and existing generating facilities, including IPL’s and WPL’s additional solar generation, may be accredited with energy capacity, and may require IPL and WPL to adjust their current resource plans, to add resources to meet the requirements of MISO’s process, or procure capacity in the market whereby such costs might not be recovered in rates;
•issues associated with environmental remediation and environmental compliance, including compliance with all current environmental and emissions laws, regulations and permits and future changes in environmental laws and regulations, including the Coal Combustion Residuals Rule, Cross-State Air Pollution Rule and federal, state or local regulations for greenhouse gases emissions reductions from new and existing fossil-fueled EGUs under the Clean Air Act, and litigation associated with environmental requirements;
•increased pressure from customers, investors and other stakeholders to more rapidly reduce greenhouse gases emissions;
•the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency and state natural resources agencies, or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;
•the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems, disruptions in telecommunications, technological problems, and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;
•issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, availability of warranty coverage and successful resolution of warranty issues or contract disputes for equipment breakdowns or failures, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental operating, fuel-related and capital costs through rates;
•impacts that excessive heat, excessive cold, storms, wildfires, or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and construction activities, and recovery of costs associated with restoration activities, or on the operations of Alliant Energy’s investments;
•Alliant Energy’s ability to sustain its dividend payout ratio goal;
•changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, timing and form of benefits payments, life expectancies and demographics;
•material changes in employee-related benefit and compensation costs, including settlement losses related to pension plans;
•risks associated with operation and ownership of non-utility holdings;
•changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;
•impacts on equity income from unconsolidated investments from changes in valuations of the assets held, as well as potential changes to ATC LLC’s authorized return on equity;
•impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;
•current or future litigation, regulatory investigations, proceedings or inquiries;
•reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;
•the direct or indirect effects resulting from pandemics;
•the effect of accounting standards issued periodically by standard-setting bodies;
•the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and
•other factors listed in the “2024 Earnings Guidance” and “2025 Earnings Guidance” sections of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC), including the sections therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2024 and 2025 earnings guidance, 2025 annual common stock dividend target, and 2024-2028 capital expenditures guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include income and EPS for the three and nine months ended 2023 excluding charges related to the Iowa state income tax rate change, and for the nine months ended September 30, 2024 excluding the asset valuation charge related to IPL’s Lansing Generating Station and asset retirement obligation charges for steam assets at IPL. Alliant Energy believes these non-GAAP financial measures are useful to investors because they provide an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provides additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS for the three and nine months ended September 30, 2024 and 2023. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

Reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are included in the earnings summaries that follow.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the three months ended September 30:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2024	2023	2024	2023	2024	2023
IPL	$0.74	$0.67	$—	$—	$0.74	$0.67
WPL	0.44	0.42	—	—	0.44	0.42
Corporate Services	0.02	0.02	—	—	0.02	0.02
Subtotal for Utilities and Corporate Services	1.20	1.11	—	—	1.20	1.11
ATC Holdings	0.04	0.03	—	—	0.04	0.03
Non-utility and Parent	(0.09)	(0.12)	—	0.03	(0.09)	(0.09)
Alliant Energy Consolidated	$1.15	$1.02	$—	$0.03	$1.15	$1.05

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2024	2023	2024	2023	2024	2023
IPL	$190	$170	$—	$—	$190	$170
WPL	114	107	—	—	114	107
Corporate Services	4	4	—	—	4	4
Subtotal for Utilities and Corporate Services	308	281	—	—	308	281
ATC Holdings	9	9	—	—	9	9
Non-utility and Parent	(22)	(31)	—	8	(22)	(23)
Alliant Energy Consolidated	$295	$259	$—	$8	$295	$267

Adjusted, or non-GAAP, earnings for the three months ended September 30 do not include the following item that was included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2024	2023	2024	2023
Non-utility and Parent:
Remeasurement of deferred tax assets due to Iowa state income tax rate changes	$—	$8	$—	$0.03

The following tables provide a summary of Alliant Energy’s results for the nine months ended September 30:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2024	2023	2024	2023	2024	2023
IPL	$1.06	$1.31	$0.23	$—	$1.29	$1.31
WPL	1.05	1.06	—	—	1.05	1.06
Corporate Services	0.04	0.04	—	—	0.04	0.04
Subtotal for Utilities and Corporate Services	2.15	2.41	0.23	—	2.38	2.41
ATC Holdings	0.11	0.10	—	—	0.11	0.10
Non-utility and Parent	(0.16)	(0.20)	—	0.03	(0.16)	(0.17)
Alliant Energy Consolidated	$2.10	$2.31	$0.23	$0.03	$2.33	$2.34

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2024	2023	2024	2023	2024	2023
IPL	$272	$331	$59	$—	$331	$331
WPL	270	267	—	—	270	267
Corporate Services	10	10	—	—	10	10
Subtotal for Utilities and Corporate Services	552	608	59	—	611	608
ATC Holdings	27	26	—	—	27	26
Non-utility and Parent	(39)	(52)	—	8	(39)	(44)
Alliant Energy Consolidated	$540	$582	$59	$8	$599	$590

Adjusted, or non-GAAP, earnings for the nine months ended September 30 do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2024	2023	2024	2023
Utilities and Corporate Services:
Asset valuation charge related to IPL’s Lansing Generating Station, net of tax impacts of ($16) million	$44	$—	$0.17	$—
Asset retirement obligation charge for steam assets at IPL, net of tax impacts of ($5) million	15	—	0.06	—
Non-utility and Parent:
Remeasurement of deferred tax assets due to Iowa state income tax rate changes	—	8	—	0.03
Total Alliant Energy Consolidated	$59	$8	$0.23	$0.03

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in millions, except per share amounts)
Revenues:
Electric utility	$999	$995	$2,579	$2,562
Gas utility	49	47	322	400
Other utility	12	13	36	38
Non-utility	21	22	68	66
	1,081	1,077	3,005	3,066
Operating expenses:
Electric production fuel and purchased power	192	231	493	553
Electric transmission service	165	154	464	438
Cost of gas sold	13	12	152	226
Other operation and maintenance:
Energy efficiency costs	11	13	34	46
Non-utility Travero	15	15	48	47
Asset valuation charge for IPL’s Lansing Generating Station	—	—	60	—
Asset retirement obligation charge for steam assets at IPL	—	—	20	—
Other	148	132	408	406
Depreciation and amortization	195	170	571	503
Taxes other than income taxes	29	28	90	87
	768	755	2,340	2,306
Operating income	313	322	665	760
Other (income) and deductions:
Interest expense	114	99	329	289
Equity income from unconsolidated investments, net	(14)	(14)	(44)	(45)
Allowance for funds used during construction	(20)	(28)	(58)	(71)
Other	—	1	2	2
	80	58	229	175
Income before income taxes	233	264	436	585
Income tax expense (benefit)	(62)	5	(104)	3
Net income attributable to Alliant Energy common shareowners	$295	$259	$540	$582
Weighted average number of common shares outstanding:
Basic	256.6	253.5	256.4	252.1
Diluted	256.9	253.8	256.7	252.4
Earnings per weighted average common share attributable to Alliant Energy common shareowners:
Basic	$1.15	$1.02	$2.11	$2.31
Diluted	$1.15	$1.02	$2.10	$2.31

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2024	December 31, 2023
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$827	$62
Other current assets	1,141	1,210
Property, plant and equipment, net	17,936	17,157
Investments	633	602
Other assets	2,292	2,206
Total assets	$22,829	$21,237
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$1,104	$809
Commercial paper	330	475
Other current liabilities	854	1,020
Long-term debt, net (excluding current portion)	9,245	8,225
Other liabilities	4,328	3,931
Alliant Energy Corporation common equity	6,968	6,777
Total liabilities and equity	$22,829	$21,237

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2024	2023
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$1,308	$979
Accounts receivable sold to a third party	(395)	(357)
Net cash flows from operating activities	913	622
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(1,280)	(1,201)
Other	(154)	(92)
Cash receipts on sold receivables	399	306
Proceeds from sales of partial ownership interests in West Riverside	123	120
Other	(28)	(85)
Net cash flows used for investing activities	(940)	(952)
Cash flows from financing activities:
Common stock dividends	(369)	(341)
Proceeds from issuance of common stock, net	18	201
Proceeds from issuance of long-term debt	1,613	1,158
Payments to retire long-term debt	(305)	(404)
Net change in commercial paper and other short-term borrowings	(145)	(141)
Other	(18)	42
Net cash flows from financing activities	794	515
Net increase in cash, cash equivalents and restricted cash	767	185
Cash, cash equivalents and restricted cash at beginning of period	63	24
Cash, cash equivalents and restricted cash at end of period	$830	$209

KEY FINANCIAL AND OPERATING STATISTICS

	September 30, 2024	September 30, 2023
Common shares outstanding (000s)	256,599	255,179
Book value per share	$27.16	$26.36
Quarterly common dividend rate per share	$0.48	$0.4525

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Utility electric sales (000s of megawatt-hours)
Residential	2,071	2,100	5,455	5,525
Commercial	1,728	1,727	4,748	4,782
Industrial	2,730	2,789	7,895	7,948
Industrial - co-generation customers	168	205	535	750
Retail subtotal	6,697	6,821	18,633	19,005
Sales for resale:
Wholesale	782	795	2,115	2,172
Bulk power and other	1,363	1,409	4,120	3,756
Other	14	14	43	43
Total	8,856	9,039	24,911	24,976
Utility retail electric customers (at September 30)
Residential	851,352	844,056
Commercial	146,131	145,542
Industrial	2,410	2,410
Total	999,893	992,008
Utility gas sold and transported (000s of dekatherms)
Residential	1,276	1,277	15,938	17,540
Commercial	1,556	1,634	11,557	12,774
Industrial	449	372	1,633	1,583
Retail subtotal	3,281	3,283	29,128	31,897
Transportation / other	30,239	29,776	93,248	88,167
Total	33,520	33,059	122,376	120,064
Utility retail gas customers (at September 30)
Residential	382,438	380,114
Commercial	44,794	44,609
Industrial	316	326
Total	427,548	425,049

Estimated operating income increases (decreases) from impacts of temperatures (in millions) -
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Electric	$1	$10	($18)	$1
Gas	(2)	(1)	(15)	(8)
Total temperature impact	($1)	$9	($33)	($7)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Normal	2024	2023	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	52	28	117	3,401	3,751	4,272
Madison, Wisconsin (WPL)	60	70	140	3,636	3,990	4,504
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	576	659	554	866	933	806
Madison, Wisconsin (WPL)	516	548	499	726	755	696

(a)HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.